                        TELEPHONE DIRECTORY ADVERTISING, INC.

                               STOCK PURCHASE AGREEMENT

    This agreement made this 26 day of May, 1977 among Timothy P. Hanley of Dekalb County, Georgia, hereinafter referred to as "Hanley",

                                         and

    Telephone Marketing Programs, Inc., a New York Corporation, hereinafter referred to as "TMP",

                                         and

    Andrew J. McKelvey of the City of New York, New York, hereinafter referred to as "McKelvey",

                                         and

    Bard Publishing Company, a New York Corporation, hereinafter referred to as "Bard".

    WHEREAS, Hanley is presently employed as President and sole stockholder of a Georgia Corporation known as Telephone Directory Advertising, Inc., hereinafter referred to as "TDA"; and

    WHEREAS, McKelvey is the owner of all of the issued and outstanding shares of TMP and has agreed to be bound by certain restrictive covenants set forth hereunder; and

    WHEREAS, TMP conducts a business similar to that carried on by TDA; and

    WHEREAS TMP has agreed to furnish certain services to TDA as are specifically described in that Services Agreement dated the 26 day of May, 1977, between Bard Publishing Company, TMP and TDA; and

    WHEREAS, Bard Publishing Company has agreed to furnish certain services in the aforementioned Agreement; and

    WHEREAS, upon the issuance of 96 shares of stock of TDA and the purchase of same by TMP, TMP will then own 48.98 percent of the outstanding stock of TDA and Hanley will own 51.02 percent of the outstanding stock of TDA; and

    WHEREAS, the parties have entered into this Agreement to

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provide for the rights of Hanley and TMP as shareholders of TDA and to provide for certain provisions relating to the management and control of TDA and for the mutual protection of the parties to this Agreement; and

    WHEREAS, the parties recognize that Hanley has been employed by TDA for years and his knowledge and expertise in the management and control of TDA is essential to its future operation and

    WHEREAS, Hanley has agreed to serve as President and Chief Executive Officer of TDA.

    NOW THEREFORE, this Agreement witnesses that in consideration of the sum of $10.00 in hand paid by each party to the other and of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party, the parties hereto agree to cause such meetings of TDA to be held, votes cast, resolutions passed, by-laws enacted and amended as necessary, documents executed and all things and acts done to insure the following arrangements with respect to the operation and control of TDA, and the parties agree as follows:

                                     ARTICLE ONE

                                    CAPITAL STOCK

    1.01 Hanley, as sole stockholder and director of TDA shall, by appropriate resolution, cause TDA to authorize the issuance of 96 shares of Capital Stock to TMP for which TMP shall pay the sum of $29,000.00, and said resolution shall authorize TDA to place the sum of $20,000.00 in an escrow or other special purpose account for the purpose of retiring the existing $20,000.00 indebtedness of TDA to Tucker Wayne, Inc.

                                     ARTICLE TWO

                                OPERATION AND FINANCE

    2.01 Hanley shall be President of and Chief Executive Officer of the Corporation and be responsible for the day-to-day operations and management of TDA, and shall devote his whole time attention, and energies to the management, operation, and improvement of said business to the utmost of his ability, and shall do and perform all such services, acts, and things connected therewith which properly belong to the duties of a President of TDA.

    2.02. In consideration of the services to be rendered to the Corporation by Hanley, Hanley shall be paid or shall receive the following amounts as President of TDA:

    (a)  an annual salary of $40,000 payable twice a month;

    (b) A standard size automobile obtainable at a cost no greater than a new Chevrolet Impala or Ford LTD automobile or the largest automobile available in the Ford or Chevrolet line, for use in connection with his position as President of the Corporation, together with reimbursement for usual car and travel expenses, including, but not limited to, taxes, title, insurance, license tag, gas, oil, maintenance, and parking;

    (c) reimbursement for entertainment and promotional expenses incurred in connection with the business of TDA;

    (d) TDA shall also pay to Hanley his reasonable expenses of travelling, board and lodging, postage, customer entertainment, and other such expenses reasonably incurred by him as President of TDA in or about its business.

    2.03. In the event Hanley's gross income from TDA for wages, bonus, profit sharing and dividends in any calendar year in which Hanley was employed by TDA for a period of 12 months is less than $60,000, then and in that event, his salary for that year only shall be supplemented pursuant to Paragraph 2.04 below.

    2.04. The supplement to the salary to be paid to Hanley as provided in paragraph 2.03 above shall be determined as follows:

    (a) As promptly as practicable at the end of the year for which a cost of living salary increase is made applicable pursuant to Paragraph 2.03, TDA shall compute the increase, if any, in the

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cost of living, using as the basis of such computation the "Revised Consumer
Price Index - Cities (1957-59=100)", hereinafter called the Index, published by the Bureau of Labor Statistics of the United States Department of Labor.

    (b) The Index number in the column for Atlanta, Georgia entitled "all items", for the month of January, 1977, shall be the "Base Index Number" and the corresponding Index number for the month of January on each anniversary of this agreement, or any extension thereof, shall be the "Current Index Number".

    (c) The increase in the cost of living on each anniversary of this agreement as such increase may be applicable pursuant to Paragraph 2.03, shall be determined by dividing the Current Index Number (CIN) by the Base Index Number (BIN), and subtracting the integer 1 from the quotient, in accordance with the following formula:

              Increase in cost of living = (CIN) - 1.
                                           -----
                                           (BIN)

    (d) The percentage of increase in the cost of living, multiplied by $40,000, shall be the increase required to be determined by subparagraph (a). Any portion of the increase retroactively due shall be payable within five days after the computation hereunder has been made.

    (e) Appropriate adjustment shall be promptly made in case there is a published amendment of the Index figures upon which the computation is based.

    (f) If publication of the Consumers Price Index is discontinued, the parties hereto shall accept comparable statistics on the cost of living for the City of Atlanta, Georgia as computed and published by an agency of the United States or by a responsible financial periodical of recognized authority then to be selected by the parties.

                                    ARTICLE THREE

                   PROVISIONS FOR CONTROL OF THE CORPORATION (TDA)

    3.01. Unless authorized by unanimous vote of the Board of Directors and Shareholders of the Corporation, no additional shares of stock of the Corporation will be authorized or issued.

    3.02. As long as Hanley owns the stock of TDA, TMP and Hanley shall cause Hanley, Diane Hanley, John L. Blandford, and McKelvey to be elected as the sole directors of the corporation.

    3.03. The corporation shall have three officers, namely, a president, vice president and secretary, the offices of which shall, at all times, be filled by the following respective individuals: President, Hanley; Vice President, A.J. McKelvey; and secretary, Diane Hanley.

    3.04. No decisions shall be made by Hanley in his capacity as a director of the Corporation which would have the effect of resulting in harsh or oppressive treatment of TMP in its capacity as a minority shareholder of the corporation.

    3.05. A quorum for a meeting of shareholders of the Corporation shall be two persons holding at least 75% of the issued and outstanding shares of the Corporation carrying the right to vote, present in person or represented by proxy. Shareholders meetings shall require at least 14 days prior written notice.

    3.06. The remuneration payable to Hanley hereunder shall be subject to annual review by the Board of Directors, and shall not be increased or reduced unless unanimously agreed to by said Board, and in order to effectuate this provision, TDA's by-laws and the certificate of incorporation shall be amended, as required, under the laws of the State of Georgia.

                                     ARTICLE FOUR

                                RIGHT OF FIRST REFUSAL

    4.01. In the event that at any time either party (hereinafter in this ARTICLE FOUR called the "Selling Party") receives a bona fide offer to purchase or otherwise acquire the Common Shares owned by the Selling Party, before accepting such offer the Selling Party shall give notice in writing to the other party (hereinafter in this ARTICLE FOUR called the "Other Party") (which notice is in this ARTICLE FOUR called a "Notice of Offer") stating the terms, conditions and price contained in such offer. The Other Party shall then have the right, option and privilege to be exercised by notice in writing which must be received by the Selling Party within 30 days after date of mailing of the Notice of Offer, to purchase all but not less than all the Common Shares in respect of which the Selling Party has received an offer, at a price and on the terms and conditions set out in the Notice of Offer. In the event that the Other Party does not elect to purchase the Common Shares of the Selling Party, and provided that the pruchaser of the Common Shares owned by the Selling Party becomes a party to this agreement upon the same terms and conditions as are contained herein, the Selling Party shall, for a period c-mmencing not less than 31 days after the date on which the Notice of Offer is mailed and not more than 60 days after such date, have the right to accept such bona fide offer or otherwise to sell, assign, transfer or dispose of his Common Shares to any other person or persons at a price and on terms and subject to conditions not more favorable to the purchaser than the price, terms and conditions set out in the Notice of Offer. If the sale of the Common Shares is not completed on or before the expiration of the said 60 day period, the provisions of this Paragraph
4.01 shall continue to apply again and shall only be exhausted with respect to the Selling Party's obligations if any such sale is completed.
                                    ARTICLE FIVE
                                       BUY-SELL
                                       --------
    5.01. For the purposes of this ARTICLE FIVE, the value of the Common Shares issued and outstanding (not including treasury stock) at any time between the date hereof and the end of the first 12 month fiscal year shall be at least $240,000. For each fiscal year commencing thereafter, the value of the Common Shares shall be an amount equal to 200% of the gross commissions earned in the immediately-preceding fiscal year by TDA.
    5.02. If a purchase and sale of the shares of TDA is required to take place as a result of a death contemplated bv Section 5.03, prior to such sale being completed, the full amount of TDA's consolidated retained earnings computed to the end of the month in which such death occurred shall be paid as a divident ratably among the shareholders of TDA.

    5.03 In the event of the death of Hanley, TMP shall be required to purchase the Common Shares of the Corporation owned by Hanley and in the event of the death of McKelvey, Hanley shall have the option for only a period of 90 days following the death of McKelvey to purchase the Common Shares of TMP owned by it, subject to the terms and condigions set forth in this ARTICLE FIVE and in ARTICLE SEVEN, excluding Paragraph 5.07.
    5.04 For the purposes of this Article, the value per Common Share shall be computed by dividing the value of the Common Shares determined in Paragraph 5.01 by the number of issued and outstanding Common Shares of the Corporation (not including treasury stock). The purchase price shall be an amount equal to the value per Common Share times the number of Common Shares which are to be purchased.
    5.05 The total purchase price shall be payable on the date of closing, which date shall be 60 days from the date of death of either Hanley or McKelvey, as the case may be, or five days after the date of receipt by the survivor of the insurance proceeds on the life of the deceased, whichever is later, subject to any agreement among the parties to the contrary.
    5.06 Within 18 months from the acquisition of the Common Shares of TDA, TMP and Hanley shall use their best efforts to cause such policies of insurance to be obtained and from time to time maintained in force as will enable TMP to purchase for cash the Common Shares owned by Hanley at his death or enable Hanley to purchase the shares owned by TMP at McKelvey's death. The Board of Directors of TDA may, by resolution of a majority of the Board,. authorize the purchase of such policies and payment of premiums thereon by TDA.
    5.07 (a) At any time during the term of this agreement, either Han!ey or TMP (hereinafter called the

"0fferor") shall have the right to send a notice in writing (hereinafter called the "Notice of Offer ) to the other (herein after called the "Offeree") which to be effective shall be signed by the Offeror and contain the following:
         (i) an offer to purchase all the Common Shares owned or controlled by the Offeree at a price equal to the value per Common Share times the number of Common Shares owned by the Offeree; and
         (ii) an offer to sell all the Common Shares owned or controlled by the Offeror at a price equal to the value per Common Share times the number of Common Shares owned by the Offeror. The Offeree shall be entitled by written notice (hereinafter called "Notice of Acceptance") given to the Offeror within 30 days of the receipt by the Offeree of the Notice of Offer to accept either of the offers contained in the Notice of Offer.
        (b) If the Offeree accepts the offer referred to in subparagraph 5.07
(a) (i) then subject to Paragraph 5.12, the Offeree (hereinafter called the "Vendor") shall sell the Offeror (hereinafter called the "Purchaser") who shall purchase from the Vendor all of the Common Shares owned or controlled by the Vendor at the price set out in the Notice and the transaction shall be closed on the day 28 days following the receipt by the Vendor of the Notice of Acceptance.
        (c) If the Offeree accepts the offer referred to in subparagraph 5.07
(a) (ii) then the Offeree (hereinafter called the "Purchaser") shall purchase from the Offeror (hereinafter called the Vendor") who shall sell to the Purchaser all the Common Shares owned or controlled by the Vendor at the price set out in the Notice of Offer and the transaction shall be closed on the date 28 days following the receipt by the Vendor of the Notice of Acceptance.

    (d) If the Offeree does not accept either of the offers contained in the Notice of Offer within the said period of 30 days then the Offeree shall be deemed to have accepted the offer referred to in subparagraph 5.07 (a)(i) and the Offeree (hereinafter called the "Vendor") who shall sell to the Purchaser all of the Common Shares owned or controlled by the Vendor at the price as set out in the Notice of Offer and the transaction shall be closed on the date 28 days following the end of such 30-day period.
    5.08 The purchase price for the Common Shares being purchased and sold pursuant to the provisions of Paragraph 5.07 shall be paid as follows:
         (a) 50% of such purchase price in lawful U.S. money by cash or certified check on the date fixed for closing; and
         (b) the balance of the purchase price by cash or certified check on a date which is one year from the date of closing together with interest on the balance from time to time outstanding at a rate of eight percent.
         (c) Hanley may elect to have the price for the Common Shares purchased from him by TMP to be paid as follows:
         (1) 29% of such purchase price in lawful U.S. money by cash or certified check on the date fixed for closing; and
         (2) 24% of the purchase price to be paid on the second day of January in the calendar year immediately following the year in which sale is consummated, 24% of the purchase price to be paid on the second day of January in the second calendar year immediately following the year in which sale is consummated; and the fourth and final payment of 23% of the purchase price to be paid on the second day in January in the third calendar year immediately following the year in which the sale is consummated.

    (3) For the indebtedness on the installment payments set forth in (b) and
    (c) above, the purchaser shall execute a promissory note bearing interest at the rate of 8% per annum from the date the sale is consummated, providing that upon default for ten days in any one of such notes all the remaining notes, at the option of the holder or holders, shall immediately become due and payable along with 20% attorney's fees if collected through an attorney, provided that if the purchaser is TMP, and if such purchase by TMP is made while McKelvey is an officer, director, or stockholder of TMP, and if said McKelvey should subsequently resign as officer or director of TMP or enter into an agreement to convey or transfer his stock therein prior to the full payment of the balance due on the purchase price of the stock sold by Hanley pursuant to this Article, then and in any such event and at the option of Hanley, the outstanding balance of the purchase price shall become immediately due and payable in full.
    5.09. If either Hanley or McKelvey (hereinafter in this paragraph 5.09 called "the disabled party") becomes disabled and in the opinion of a qualified medical practitioner given not less than six months after commencement of such disability, the disabled party will be confined to a hospital bed or other convalescent confinement for a period of at least eighteen months from the date of commencement of such disability, then
    (a) in the case of the disability of Hanley, TMP shall have the obligation to purchase the Common Shares owned by Hanley at a price and upon the terms determined as if Hanley had died on the date on which the opinion of the qualified medical practitioner is given; or
    (b) in the case of the disability of McKelvey then Hanley shall have the option for a period of 90 days following the date on which the opinion of a qualified medical practitioner is given, to purchase the Common Shares owned by TMP at a price and upon the terms determined as if McKelvey died on the date on which

                                     ARTICLE SIX
                                RESTRICTIVE COVENANTS
                               -----------------------

    6.01 In consideration for the compensation paid Hanley hereunder, and for the additional consideration of S1,000.00, Hanley agrees that if he resigns from the employ of the Corporation or sells his stock in the corporation, then, for a period of two years following the termination of his relationship with the corporation (regardless of whether such termination was voluntary or involuntary), he shall not, directly or indirectly, or as a member of a partnership or as an officer, director, stockholder, or employee of any corporation or other company, solicit any accounts in connection with the sale of Yellow Page advertising which were accounts of TDA at the time of termination of his relationship or within 12 months prior thereto;
    6.02 If Hanley purchases the Common Shares of TDA owned by TMP, the restrictive covenants set forth in Paragraph 6.01 shall apply to TMP and Bard Publishing Company and McKelvey for a period of two years from the date of closing of said purchase.
    6.03 TMP -shall, at no cost and expense to TDA advise TDA as to its method of operating its Yellow Page advertising business. In this connection, it shall disclose to TDA the names of its customers as well as other relevant information. In consideration for the foregoing, TDA agrees that for a period of two years following the furnishing of services referred to in this paragraph, TDA shall not, directly or indirectly, or as a member of a partnership, or otherwise, solicit any accounts in connection with the sale of Yellow Page advertising which were accounts of TMP at the time of the termination of the services referred to herein or within 12 months prior thereto or disclose to any person, firm, association or corporation, the name and addresses of any such accounts or any trade secrets and confidential knowledge.

    6.04 . COVENANT NOT TO DISCLOSE NAMES OR ADDRESSES OF TDA'S CUSTOMERS. McKelvey, TMP and Hanley further agree that during the period of this agreement and for a period of two (2) years immediately after the termination of this agreement as herein provided, they will not, either directly or indirectly, make known or divulge the names or addresses of any of the customers or patrons of TDA with whom they became acquainted after entering this agreement, to any person, firm, or corporation, and that they will not, directly or indirectly either for themselves or for any other person, firm, company or corporation, call upon, solicit, divert, or take away, or attempt to solicit, divert or take away any of the customers, business or patrons, of TDA with whom they came to know by or through TDA or for whom they performed services and/or kept account information for, by or through or at the instance of TDA.
    McKelvey and TMP and Hanley hereby consent and agree that for any violation of any of the provisions of this agreement, a restraining order and/or an injunction may issue against them in addition to any other rights TDA may have.
    In the event that TDA, McKelvey or Hanley is successful in any suit or proceeding brought or instituted by it or him to enforce any of the provisions of the within agreement or on account of any damages sustained by TDA, Hanley, Or McKelvey by reason of the violation by TMP, Hanley or McKelvey of any of the terms and/or provisions of this Agreement to be performed by them, they agree to pay to TDA, Hanley, or McKelvey as the case may be, reasonable attorney's fees to be fixed by the Court, plus liquidated damages as to each violation involving a particular customer computed on the following formula: "1.5 x sum of the customer's gross billing by TDA for the six highest billing months during the calendar year immediately preceding the alleged breach".
    6.05 COVENANT NOT TO DIVULGE TRADE SECRETS. TMP, McKelvey and Hanley further covenant not to communicate during the continuance of this agreement, or at any time subsequently, any information relating to the secrets of the traveling, advertising and ccanvassing departments, nor any knowledge or secrets


                                        - 12 -

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which he then had or might from time to time acquire pertaining to other departments of the business of TDA, to any person not a member of the TDA firm, except as requested in writing by TDA. In case of violation of this covenant, McKelvey, TnP and Hanley agree to pay to TDA. Hanley or McKelvey as the case may be or their successors, the sum of $10,000 as liquidated damages, but such payment is not to release them from the obligations undertaken, or from liability for further breach thereof.
                                    ARTICLE SEVEN
                               GENERAL SALE PROVISIONS
                               -----------------------
    7.01 The provisions of this ARTICLE SEVEN shall apply to any sale of Common Shares pursuant to ARTICLE FIVE.
    7.02 On the date of closing the Purchaser shall pay to the Vendor the amount of the purchase price required to be paid on closing in cash or by certified check and deliver over the security documents herein mentioned as security for the unpaid balance, if any, of the purchase price and the Vendor shall:
    (a) deliver the required share certificates duly endorsed in blank for transfer, which share certificates are then to be pledged with the Vendor as security for the balance of the purchase price, if any;
    (b) deliver to the Corporation signed resignations of himself and all of his nominees from their positions on the Board of Directors of the Corporation and from any offices and employments with the Corporation;
    (c) do all other things and deliver all other documents necessary to transfer to the Purchaser title to the Common Shares being transferred free and clear of all liens and encumbrances, subject only to their being pledged with the Vendor as security for the balance, if any, of the purchase price, including succession duty and capital gains tax releases and declarations of transmission.
    7.03 On the date of closing the Vendor and his or its nominees shall deliver to the Corporation a release of all of their claims against the Corporation in respect of loss of office as director and/or officer, or out of any employment agreement which they may have entered into with the Corporation, other than with respect to accrued salaries, if any, and shall resign as directors and officers of TDA.
    7.04 If the Purchaser makes default in any payment of principal or interest due on any deferred balance of the purchase price, or in the event that the Purchaser makes default in the observance of any of the provisions set forth in Paragraph 7.10 and such default shall have continued for 30 days, without prejudice to any other rights which the Vendor may have, the whole unpaid balance of the purchase price shall, at the option of the Vendor, immediately be accelerated and become due and payable in full.
    7.05 If, at the time of such sale, the Vendor (and/or McKelvey, where the Vendor is TMP) shall be indebted to the Corporation in an amount recorded in the books of such Corporation and verified by the auditor of the Corporation, the Purchaser shall have the right to pay, satisfy and discharge all or any portion of such indebtedness out of the purchase price and to receive and take credit against the purchase price for the amount or amounts so paid on account of the indebtedness.
    7.06 Any claim of Hanley against McKelvey and/or TMP, or of TMP and/or McKelvey against Hanley being a liquidated demand acknowledged in writing shall be a charge against all of the Common Shares owned or controlled by the person against whom the claim is made and shall be satisfied and discharged before the completion of any sale under ARTICLE FIVE and an adjustment shall be made in the purchase price therefor.
    7.07 If, at the time of such sale, the Vendor, or any person, firm or corporation, for or on behalf of the Vendor, shall have personal guarantees, securities or covenants lodged with any person or bank to secure an indebtedness, liability or obligation of the Corporation and/or the Purchaser then the Purchaser shall use his or its best efforts to deliver up, or cause to be delivered up to the Vendor and cancel or cause to be cancelled such guarantees, securities and/or covenants upon the closing of the transaction of purchase and sale. If notwithstanding such best efforts, the release of any such personal guarantee, security or covenant is not obtained, then the Purchaser shall deliver to the Vendor and/or the persons, firms or corporations which shall have provided such guarantee, security or covenant for the Vendor, an indemnity in writing indemnifying them from any and all liabilities under the terms of the said personal guarantee, security or covenant.
    7.08 On the date of closing the Purchaser shall deliver to the Vendor as security for any unpaid balance of the pruchase price a promissory note for such unpaid balance and as additional security therefor a mortgage or like lien of all the Common Shares owned or controlled by Purchaser. Such mortgage or like lien shall be in the amount of the purchase price then outstanding, the payments referred to therein shall be the total of the payments required to be made under ARTICLE FIVE and such mortgage shall be in form sufficient to give to the mortgagee, among other usual terms, all powers of sale and rights of foreclosure. All of the Common Shares pledged with the Vendor shall be held by the Vendor until payment in full shall have been made pursuant to the terms of the said mortgage, provided that the Purchaser when not in default hereunder shall be entitled to vote the said shares, but if in default and such default is not remedied for a period of fifteen days after notice thereof shall be given by the Vendor, without prejudice and in addition to any other remedies available to him, the Vendor may vote the said shares.
    7.09 If the Buy-Sell provisions of ARTICLE FIVE shall have been validly commenced from such date until the closing shall have taken place, none of the parties hereto shall do or cause or permit to be done anything except in the ordinary course of business of the Corporation.

    7.10 The Purchaser covenants and agrees that he or it will exercise his vote and influence and each of the Purchaser and the Corporation covenants and agrees to do all such acts and things as may be necessary to ensure that as long as any unpaid balance of the purchase price shall be payable to the Vendor:
         (a) In any fiscal year of the Corporation, the total amount of salaries, commission, bonuses, directors' fees or any other remuneration paid by the Corporation to the Purchaser or any person, firm or corporation related to or not dealing at arm's length with the Purchaser, shall not be greater than such amount paid during the fiscal year ending immediately prior to the completion of the transaction, as a result of which such unpaid balance of the purchase price is so payable;
         (b) No loans from the Purchaser to the Corporation shall be repaid;
         (c) The Corporation will not sell, mortgage, transfer, exchange or otherwise dispose of any of its assets except in the normal course of its business;
         (d) The Corporation will not divert any of its business to any other person, firm or corporation;
         (e) The Corporation will not pay any dividends, purchase, redeem or otherwise retire any of its shares or permit any withdrawals by or on behalf of any of its shareholder, unless all of the monies arising therefrom are used in payment of such unpaid balance of the purchase price;
         (f) The Corporation shall deliver to the Vendor, forthwith after their preparation, all financial statements, whether audited or unaudited, for the Corporation.;

         (g) There will be no increase or decrease in the capital structure of the Corporation or alteration of any sort of its capital structure;
         (h) No new shares in the capital of the Corporation will be issued, allotted or sold; and
         (i) The Purchaser will not hypothecate, charge or pledge any of his shares in the capital of the Corporation and will not sell, transfer or assign any of his shares in the capital of the Corporation, unless all of the monies received by the Purchaser in consideration of such sale, transfer or assignment are paid to the Vendor on account of such unpaid balance of the purchase price.

                                    ARTICLE EIGHT
                             GENERAL CONTRACT PROVISIONS


    8.01 Except as herein specifically permitted, neither Hanley nor TMP may sell, transfer, assign, mortgage, hypothecate, charge or in any way encumber his or its Common Shares without the prior written consent of the other.
    8.02 Time shall be of the essence of this Agreement and of every part hereof.
    8.03 Any of the parties hereto may for himself or itself waive any breach by any of the other parties of any of the provisions contained in this agreement or any default in the observance and performance of any covenants or conditions required to be observed or performed by such other parties under the provisions hereof but such waiver shall not extend to or be taken in any manner whatsoever to affect any other breach or default or the rights resulting therefrom.
    8.04 All share certificates of the Corporation shall have the following memorandum endorsed thereon forthwith after execution of this agreement:

         "The rights, privileges, limitations and restrictions attaching to the shares represented by this certificate, are governed by the provisions of a shareholders' agreement dated the
                    day of                     ,1977 made
         between the Shareholders of the Corporation, a copy of which may be inspected at the offices of the Corporation."

         8.05 All notices, requests, demands or other communications by the terms hereof required or permitted to be given by one party to another shall be given in writing, either personally or by registered mail, postage prepaid, addressed to such other party as follows:
         (a) If to Hanley:

                   Timothy P. Hanley
                   1729 Foresta Court
                   Chamblee, Georgia 30341

         (b) If to McKelvey:

                   Andrew J. McKelvey
                   c/o Telephone Marketing Programs, Inc.
                   605 Third Avenue
                   New York, New York 10016

         (c) If to TMP:

                   Telephone Marketing Programs, Inc.
                   605 Third Avenue
                   New York, New York 10016

All notices shall be deemed to have been received on the third business day following the posting of such notice.
    8.06 The parties hereto shall sign such further and other papers, cause such meetings to be held, resolutions passed and by-laws enacted, exercise their vote and influence, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this agreement and every part hereof.
    8.07 This agreement and the terms hereof shall constitute the entire agreement between the parties hereto with respect to all of the matters herein and its execution has not been induced by, nor do any of the parties hereto rely upon or regard as material any representation or writings whatsoever not incorporated herein and made a part hereof and shall not be amended, altered or qualified except by a memorandum in writing signed by all of the parties hereto and any amendment, alteration or qualification hereof shall be null and void and shall not be binding upon any party who has not given his consent as aforesaid.
    8.08 TMP and Hanley shall cause Bard Publishing Company to become a signatory to this agreement and shall cause TDA to become a signatory to this agreement upon the acquisition of the TDA stock as provided herein and shall vote their shares and do all such things as necessary to insure that TDA complies with each and every obligation on its part hereunder.
    8.09 This agreement shall be read with all changes in number and gender as may be required by the context.
    8.10 This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.
    8.11 Should any litigation arise between the parties as to this agreement, the agreement shall be construed pursuant to the laws of the State of Georgia.

    IN WITNESS WHEREOF, the parties hereto have executed this agreement.

                                            /s/ Timothy P. Hanley
                                            ---------------------------
                                            Timothy P. Hanley

                                            /s/ Andrew J. McKelvey
                                            ---------------------------
                                            Andrew J. McKelvey

                                            TELEPHONE MARKETING PROGRAMS, INC.

                                            By: /s/ Andrew J. McKelvey
                                            ---------------------------

                                            BARD PUBLISHING, COMPANY

                                            By: /s/ Andrew J. McKelvey
                                            ---------------------------
                                            Andrew J. McKelvey, President

    (3) For the indebtedness on the installment payments set forth in
(b) and (c) above, the purchase shall deposit with a corporate fiduciary to be designated by the seller, as escrow agent the full balance due for the purchase price. The escrow agent shall disburse to the seller the balance due on the purchase price in such amounts and at such times as set forth under the terms of subparagraphs (b) or (c) above on the dates when the payments are to be made by purchaser as set forth therein. In the meantime, and while such funds are on deposit with the escrow agent, any interest earned thereon shall be payable to the purchaser.

    5.09 If either Hanley or McKelvey (hereinafter in this paragraph 5.09 called ("the disabled party") becomes disabled and in the opinion of a qualified medical practitioner given not less than six months after commencement of such disability, the disabled party will be confined to a hospital bed or other con-valescent confinement for a period of at least eighteen months from the date of commencement of such disability, then
         (a) in the case of the disability of Hanley, TMP shall have the obligation to purchase the Common Shares owned by Hanley at a price and upon the terms determined as if Hanley had died on the date on which the opinion of the qualified medical practitioner is given; or
         (b) in the case of the disability of McKelvey then Hanley shall have the option for a period of 90 days following the date on which the opinion of a qualified medical practitioner is given, to purchase the Common Shares owned by TMP at a price and upon the terms determined as if McKelvey died on the date on which the opinion of the qualified medical practitioner is given.

                                         -10-

This revised Page 10 accepted this l5th day of June, 1977
                                            Telephone Marketing Programs, Inc.

/s/ Timothy P. Hanley                       By: /s/ Andrew J. McKelvey
- -------------------------------             -----------------------------------
Timothy P. Hanley                           Andrew J. McKelvey, Pres.
Bard Publishing Co.

By: /s/ Andrew J. McKelvey
- -------------------------------------       /s/ Andrew J. McKelvey
                                            -----------------------------------
                                            Andrew J. McKelvey